UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   May 20, 2012

MILLER ENERGY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Tennessee	001-34732	62-1028629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9721 Cogdill Road, Suite 302, Knoxville, TN	37932
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(865) 223-6575

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2012, the Board of Directors appointed attorney Kurt C. Yost as Senior Vice President and General Counsel of the Company.  Mr. Yost, 40, comes to Miller Energy Resources with nearly fifteen years of corporate and commercial law experience.  From April 2011 to May 2012, Mr. Yost was General Counsel for Northrock Partners, a startup nutritional supplement manufacturer and distribution company.  From March 2010 to March 2011, he was in-house counsel and later General Counsel at Max International, LLC, a nutraceutical manufacturing and distribution company.  He worked at several law firms in New York City from September 1997 to March 2010, including Pepper Hamilton LLP (July 2007-March 2010), Allen & Overy LLP (April 2003 – January 2006), Bingham McCutchen LLP (February 2001 – April 2003), and Mayer Brown LLP (September 1997 – February 2001).  While at these New York firms, Mr. Yost represented many of their largest corporate clients on a variety of matters ranging from corporate financings to mergers and acquisitions. He is a contributing author to the treatise, “Securities Practice and Electronic Technologies,” (John R. Hewitt and James B. Carlson, eds. (2006)).  Mr. Yost received a J.D. from the University of Virginia School of Law in 1997, and graduated summa cum laude from Temple University in 1994, with a B.B.A in Economics and Finance.  He is admitted to practice law in New York and Utah.

We entered into a one-year employment agreement with Mr. Yost, which will automatically renew for successive one year periods unless it is not renewed upon 60 days written notice by either the Company or Mr. Yost.  Mr. Yost is to receive an annual salary of $175,000, and was awarded an option to purchase 250,000 shares of our common stock, vesting in equal installments over the first 36 months of his employment with us, which is contingent upon continued service in accordance with the 2011 Equity Compensation Plan.   In addition, Mr. Yost will receive an annual incentive opportunity to be determined each year by the Compensation Committee of the Board of Directors. The agreement contains a maximum severance amount of one year’s salary, which is only payable in the case of termination without cause. Upon a termination of employment because of a change in control of the Company, Mr. Yost will be paid an amount equal to his annualized salary that he is then earning (plus payment for any accrued, but unused vacation days), reduced to present value, as set forth in Section 280G of the Internal Revenue Code, payable in a lump-sum payment upon the closing of the change in control.  Mr. Yost will receive the same benefits that all of our employees receive with respect to health and life insurance.  We have allowed Mr. Yost until June 30, 2012 to wind up his current responsibilities to existing clients, by which time he will relocate to our Knoxville Corporate Headquarters.

The foregoing description of the terms and conditions of the Employment Agreement is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.60.

Item 7.01

Regulation FD disclosure.

On May 24, 2012, we issued a press release announcing the hiring of Kurt C. Yost as Senior Vice President and General Counsel of the Company.  A copy of the press release is filed as Exhibit 99.1 to this report.

Pursuant to General Instruction B.2 of Form 8-K, the information in this Item 7.01 of Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of Miller Energy Resources, Inc. under the Securities Act or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description

10.60	Employment Agreement with Kurt C. Yost
99.1	Press Release Dated May 24, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLER ENERGY RESOURCES, INC.

Date: May 24, 2012	By:	/s/ Scott M. Boruff
Scott M. Boruff, Chief Executive Officer

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